EXHIBIT 99.2




                            ROSS TECHNOLOGY ANNOUNCES
                      DELISTING FROM NASDAQ NATIONAL MARKET

        AUSTIN, Texas, July 28, 1998 - ROSS Technology, Inc (Nasdaq: RTEC) announced today that it had received notice from the Nasdaq National Market
(NNM) that the Company's common stock would be delisted from The Nasdaq Stock Market effective with the close of business July 31, 1998.

On May 18, 1998, the Company was notified that it no longer complied with minimum bid price or market value of public float requirements for continued listing on the NNM and was given until August 13, 1998, to evidence compliance. Absent compliance, the Company's comnon stock would be delisted at the opening of business on August 17, 1998. On July 14, 1998, the Company was notified that it no longer complied with the minimum net tangible assets requirement for continued listing and was given until July 28, 1998, to provide a plan of compliance. On July 27, 1998, the Company notified the NNM that it would not be able to comply with these, and the NNM notified the Company that delisting would be accelerated.

ROSS Overview
         ROSS Technology, founded in 1988, is a majority-owned subsidiary of Fujitsu Limited. A minority position in ROSS is held by Sun Microsystems, Inc. As of December 29, 1997, the Company's outstanding Common Stock was held 60 percent by Fujitsu, 5 percent by Sun, and 35 percent by employees and the public. The Company's objective is to produce innovative high-performance, cost-effective computing solutions for the Sun/SPARC market. ROSS is one of the industry's most prominent suppliers of SPARC microprocessors and SPARC system products to both the OEM and end-user markets.